EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nerdy Inc. of our report dated February 26, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Nerdy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
February 26, 2026